UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012

HOMELAND SECURITY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Fairfax Road, Suite 1200
Arlington, VA 22203
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On May 11, 2012, Homeland Security Capital Corporation, a Delaware corporation (the “Company”), entered into the First Amendment (the “Amendment”)  to the Amended and Restated Forbearance Agreement, dated October 26, 2011, entered into by and among YA Global Investments, L.P., as lender (“Lender”), the Company and certain of its subsidiaries (the “Agreement”), pursuant to which the Lender agreed to extend the Forbearance Period (as defined in the Agreement) by amending the definition of “Termination Date” to June 29, 2012.  As amended, the Forbearance Period now ends on the earlier of (i) June 29, 2012 and (ii) the occurrence of a “Termination Event,” defined in the Agreement, as (i) the failure of the Company or any Guarantor (as defined in the Agreement) to perform or comply with any term or condition of the Agreement; (b) the determination by the Lender that any warranty or representation made by the Company or any Guarantor in connection with the Agreement was false or misleading; (c) the occurrence of a materially adverse change in or to the collateral granted to the Lender under the Financing Documents and/or pursuant to the Agreement, as determined by the Lender in its sole and exclusive discretion; and (d) the occurrence of any default and/or Event of Default (other than the Existing Defaults) under the Financing Documents.

The foregoing summary of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

10.1

First Amendment to Amended and Restated Forbearance Agreement, dated as of May 11, 2012, by and among Homeland Security Capital Corporation, YA Global Investments, L.P., NTG Management Corp., CSS Management Corp. and Fiducia Holdings Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOMELAND SECURITY CAPTIAL CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	Chief Executive Officer and President

Date: May 11, 2012